Exhibit 10.1

              Named Executive Officer Salary and Bonus Arrangements
              -----------------------------------------------------

Base Salaries

      The current base salaries for the named executive officers (the "named executive officers") of PennFed Financial Services, Inc. (the "Company") and Penn Federal Savings Bank who will be named in the compensation table that will appear in the Company's upcoming annual meeting proxy statement are as follows:

Name and Title                                       Base Salary
--------------                                       -----------

Joseph L. LaMonica                                   $525,250
President and Chief Executive
Officer

Patrick D. McTernan                                  $243,225
Senior Executive Vice President,
General Counsel and Secretary

Jeffrey J. Carfora                                   $232,875
Senior Executive Vice President
and Chief Operating Officer

Claire M. Chadwick                                   $187,000
Executive Vice President and
Chief Financial Officer

Maria F. Magurno                                     $144,900
Executive Vice President and
Residential Lending Group Executive

Description of Bonus Plan for Fiscal 2006

      On July 26, 2005, the Compensation Committee of the Company's Board of Directors approved the Fiscal 2006 Incentive Plan. The executive officers who may earn bonus payments under the Incentive Plan are Messrs. LaMonica, McTernan and Carfora and Ms. Chadwick. The Company's Fiscal 2006 Incentive Plan provides for cash bonuses, payable quarterly, if the Company's annualized growth in earnings per share (excluding unusual or other non-recurring items) exceeds the specified percentage thresholds for either of two achievement tiers. If the higher tier's threshold is achieved the following total amounts for the year will be paid: Mr. LaMonica - $200,000; Mr. McTernan - $80,000; Mr. Carfora - $80,000; and Ms. Chadwick - $50,000. If subsequent to a quarterly award payment, annualized earnings per share growth falls below the threshold achieved for that payment, the executive is not required to return the payment. If the executive does not receive a bonus payment for a particular quarter or receives the lower tier bonus payment for the quarter, and annualized earnings per share growth increases

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in a later quarter to either the lower or higher tier threshold, then, in addition to receiving a payment for the later quarter, the executive will receive a payment for the earlier quarter as if the threshold achieved during the later quarter were also achieved during the earlier quarter.

      Ms. Magurno, along with other senior management personnel, is eligible for cash bonuses to be awarded in the discretion of the Compensation Committee.